1
Exhibit 2.2
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The description of securities below is being provided for information and reference purposes only and is not intended to be, and must not be, taken as the basis for any investment decision. This description of securities does not constitute an offer to sell or a solicitation of an offer to buy any securities.
As of December 31, 2025, Deutsche Bank AG (“Deutsche Bank”, or “the bank”) had two classes of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Act”): Ordinary Shares and Series A Global Notes.
A.Description of Ordinary Shares
Terms defined within this subsection entitled “Description of Ordinary Shares” are defined only with respect to this subsection. Certain terms, unless otherwise defined herein, have the meaning given to them in the bank’s Annual Report on
Form 20-F for the year ended December 31, 2025.
General
Deutsche Bank’s share capital consists of ordinary shares (the “Ordinary Shares”) issued in registered form without par value. Under German law, shares without par value are deemed to have a “nominal” value equal to the total amount of share capital divided by the number of shares. The Ordinary Shares have a nominal value in this sense of €
2.56 per share. As of December 31, 2025, there were 1,910,578,977 Ordinary Shares issued, of which 1,902,873,264 were outstanding.
The principal trading market for the Ordinary Shares is the Frankfurt Stock Exchange, where they trade under the symbol
“DBK”. The Ordinary Shares are also traded on the other six German stock exchanges (Berlin, Düsseldorf, Hamburg,
Hanover, Munich and Stuttgart, trading on each exchange under the symbol “DBK”), on the Eurex and the New York Stock
Exchange, where they trade under the symbol “DB”.
Deutsche Bank maintains a share register in Frankfurt am Main and, for the purposes of trading shares on the New York
Stock Exchange, a share register in New York.
All shares on German stock exchanges trade in euros, and all shares on the New York Stock Exchange trade in U.S.
dollars.
Pre-emptive Rights of Deutsche Bank Shareholders
Authorized Capital
The bank’s share capital may be increased by issuing new shares out of authorized capital against cash payments. The bank’s authorized but unissued capital as of December 31, 2025 amounted to € 2,493,000,000, divided as follows:
–By resolution of the bank’s annual shareholders’ meeting dated May 22, 2025, the Management Board is authorized to increase the bank’s share capital on or before April 30, 2030, once or more than once, by up to a total of €
1,995,000,000 through the issue of new shares against cash payments. Shareholders are to be granted pre-emptive rights. However, the Management Board is authorized to except broken amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights insofar as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the bank and its affiliated companies pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The
Management Board may make use of the authorizations above to exclude pre-emptive rights only to the extent that the proportional amount of the newly issued shares with the exclusion of pre-emptive rights does not exceed 10% of the share capital. Decisive for calculating the 10% limit is the amount of share capital at the time this authorization becomes effective. Should the amount of share capital be lower at the time this authorization is exercised, this amount is decisive. If, during the period of this authorization until its utilization, use is made of other authorizations to issue company shares or to issue rights that enable or obligate the subscription of the company’s shares and pre-emptive rights are excluded in the process, this is to be counted towards the 10% limit specified above. Management Board resolutions to utilize authorized capital and to exclude pre-emptive rights require the Supervisory Board’s approval.
The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to shareholders (indirect pre-emptive right).
–By resolution of the bank’s annual shareholders’ meeting dated May 22, 2025, the Management Board is authorized to increase the bank’s share capital on or before April 30, 2030, once or more than once, by up to a total of € 498,000,000 through the issue of new shares against cash payments. Shareholders are to be granted pre-emptive rights. However, the Management Board is authorized to except broken amounts from shareholders’ pre-emptive rights and to exclude pre-emptive rights insofar as is necessary to grant to the holders of option rights, convertible bonds and convertible participatory rights issued by the bank and its affiliated companies pre-emptive rights to new shares to the extent that they would be entitled to such rights after exercising their option or conversion rights. The Management Board is also authorized to exclude the pre-emptive rights in full if the issue price of the new shares is not significantly lower than the quoted price of the shares already listed at the time of the final determination of the issue price and the total shares issued since the authorization in accordance with § 186 (3) sentence 4 Stock Corporation Act do not exceed in total 10% of the share capital at the time the authorization becomes effective or – if the value is lower – at the time the authorization is utilized. Shares that are issued or sold during the validity of this authorization with the exclusion of pre-
emptive rights, in direct or analogous application of § 186 (3) sentence 4 Stock Corporation Act, are to be included in the maximum limit of 10% of the share capital. Also to be included are shares that are to be issued to service option and/or conversion rights from convertible bonds, bonds with warrants, convertible participatory rights or participatory rights, if these bonds or participatory rights are issued during the validity of this authorization with the exclusion of pre-
emptive rights in corresponding application of § 186 (3) sentence 4 Stock Corporation Act. The Management Board may make use of the authorizations above to exclude pre-emptive rights only to the extent that the proportional amount of the newly issued shares with the exclusion of pre-emptive rights does not exceed 10% of the share capital.
Decisive for calculating the 10% limit is the amount of share capital at the time this authorization becomes effective.
Should the amount of share capital be lower at the time this authorization is exercised, this amount is decisive. If, during the period of this authorization until its utilization, use is made of other authorizations to issue company shares or to issue rights that enable or obligate the subscription of the company’s shares and pre-emptive rights are excluded in the process, this is to be counted towards the 10% limit specified above. Management Board resolutions to utilize authorized capital and to exclude pre-emptive rights require the Supervisory Board’s approval. The new shares may also be taken up by banks specified by the Management Board with the obligation to offer them to shareholders
(indirect pre-emptive right).
Shareholders are generally permitted to transfer their preemptive rights. Preemptive rights may be traded on one or more
German stock exchanges for a limited number of days prior to the final day the preemptive rights can be exercised.
Conditional Capital
The bank may issue participatory notes that are linked with conversion rights or option rights and/or convertible bonds and/
or bonds with warrants. The participatory notes, convertible bonds or bonds with warrants may also be issued by affiliated companies of Deutsche Bank AG. For this purpose, share capital would be increased conditionally upon exercise of these conversion and/or exchange rights or upon mandatory conversion. As of December 31, 2025, the bank did not have any conditional capital.
Form and Transfer
According to the Articles of Association, Deutsche Bank’s shares are issued in the form of registered shares. For purposes of registration in the share register, all shareholders are required to notify the bank of the number of shares they hold and, in the case of natural persons, provide their surname, first name, address (physical and electronic) and date of birth and, in the case of legal persons, provide their registered name, business address (physical and electronic) and registered. Being registered in the bank’s share register and timely registration for attendance of the General Meeting are prerequisites for any shareholder’s attendance and exercise of voting rights at the General Meeting.
The form that shares and dividend and renewal coupons are to take will be determined by the bank’s Management Board in agreement with the bank’s Supervisory Board. Global certificates may be issued. The claim of shareholders to have their shares and any dividend and renewal coupons issued in individual certificate form is excluded unless such issue is required by the rules in force at a stock exchange where the shares are listed.
The transferability of the bank’s Ordinary Shares is not restricted by law or the bank’s Articles of Association.

Dividends
Dividend Policy
Deutsche Bank’s financial and regulatory targets are based on the financial results prepared in accordance with IFRS as issued by the IASB and endorsed by the EU. For further details, please refer to “Note 01 – Material accounting policies and critical accounting estimates – EU carve-out” to the consolidated financial statements.
Deutsche Bank plans to sustainably grow cash dividends and, over time, return excess capital to shareholders through share buybacks.
In respect of financial year 2025, the Management Board intends to propose to the Annual General Meeting a dividend of € 1.00 per share, representing an increase in dividend per share of around 50% for the fourth consecutive year. In addition, the bank received supervisory approval for a share repurchase of € 1 billion in respect of financial year 2025. This share repurchase, together with the anticipated dividend, would result in distributions in respect of financial year 2025 of € 2.9 billion, in line with the bank's 50% target payout ratio for 2025, completing distributions in relation to financial year 2025.
For financial year 2026 and subsequent years, the bank targets a payout ratio of 60% of net income attributable to
Deutsche Bank shareholders measured on the financial results prepared in accordance with IFRS as issued by the
IASB and endorsed by the EU (EU IFRS), delivered through a combination of cash dividends and share buybacks.
Starting with financial year 2026, Deutsche Bank aims for modest but continuous growth in dividend per share, relative to the 50% per annum growth over the past four years. Furthermore, the bank sees scope to deploy and distribute excess capital when the CET1 capital ratio is sustainably above 14%.
These distributions to shareholders are subject to corporate decisions, shareholder authorization and German corporate law requirements, and in the case of share buybacks supervisory approval.
In respect of financial years 2021 to 2024 cumulative distributions to shareholders amounted to € 5.6 billion. The bank completed share repurchases of € 1 billion in 2025, € 675 million in 2024, € 450 million in 2023 and € 300 million in 2022. In addition, cash dividends per share of € 0.68 for 2024, € 0.45 for 2023 and € 0.30 for 2022 were paid.
The bank set a capital distribution goal of € 8 billion in respect of the financial years 2021 - 2025, to be paid in 2022 to 2026. With the proposed shareholder distributions in relation to financial year 2025 the cumulative distributions for 2021 to 2025 would reach € 8.5 billion.
However, Deutsche Bank cannot assure investors that it will pay dividends or conduct share buybacks as it did in previous years, nor at any other level, or at all, in any future period. If Deutsche Bank AG is not profitable enough, it may not pay dividends or conduct share buybacks at all. Furthermore, if Deutsche Bank AG fails to meet the regulatory capital adequacy requirements under CRR/CRD (including individually imposed capital requirements (“Pillar 2” requirements)
and the combined buffer requirement), it may be prohibited from making, and the ECB or the BaFin may suspend or limit, the payment of dividends or execution of share buybacks. In particular, a credit institution, such as Deutsche Bank, will be considered as failing to meet the combined buffer requirement when it does not have sufficient own funds in an amount and of the quality needed to meet at the same time (i) its minimum capital requirements under the CRR, (ii) certain Pillar 2 capital requirements, and (iii) the sum of the capital buffers applicable to the relevant credit institution. In calculating the respective amounts that may be distributed (“Maximum Distributable Amount” or “MDA”), the bank will have to take into account certain
Pillar 2 capital requirements. Since January 2022, the Group has also been subject to MDA restrictions, including a Pillar 2 capital requirement for the leverage ratio, in instances of non-compliance with its leverage ratio buffer introduced in the CRR.
In addition, Deutsche Bank is subject to additional restrictions on distributions if it breaches the harmonized minimum
TLAC requirement under the CRR or its institution-specific minimum requirement for own funds and eligible liabilities
(MREL) set by the Single Resolution Board.
In addition, the ECB expects banks to meet Pillar 2 guidance. If Deutsche Bank AG operates or expects to operate below
Pillar 2 guidance, the ECB will review the reasons why the bank’s capital level has fallen or is expected to fall and may take appropriate and proportionate measures in connection with such shortfall. Any such measures might have an impact on
Deutsche Bank AG’s willingness or ability to pay dividends or conduct share buybacks. For further information on regulatory capital adequacy requirements and the powers of Deutsche Bank AG’s regulators to suspend dividend payments or share buybacks, see “Item 4: Information on the Company – Regulation and Supervision – Capital Adequacy
Requirements” and “— Investigative and Enforcement Powers.”
In order to meet the German corporate law requirements, Deutsche Bank AG’s dividends and capacity to conduct share buybacks are based on the unconsolidated results of Deutsche Bank AG as prepared in accordance with the German
Commercial Code (HGB). Deutsche Bank AG’s Management Board, which prepares the Annual Financial Statements of

Deutsche Bank AG on an unconsolidated basis, and its Supervisory Board, which reviews the financial statements, first allocate part of Deutsche Bank AG’s annual surplus (if any) to Deutsche Bank AG’s statutory reserves and to any losses carried forward, in accordance with applicable legal requirements. Deutsche Bank then allocates the remainder of any surplus to other revenue reserves (or retained earnings) and balance sheet profit. Deutsche Bank AG may allocate up to one-
half of this remainder to other revenue reserves and must allocate at least one-half to balance sheet profit. A profit distribution from the balance sheet profit is only permitted to the extent that the balance sheet profit plus distributable earnings exceed potential dividend blocking items, which consist primarily of deferred tax assets, self-developed software and unrealized gains on plan assets, all net of respective deferred tax liabilities.
Deutsche Bank AG may then distribute as dividend a portion of or all the amount of the balance sheet profit not subject to dividend blocking of Deutsche Bank AG if the Annual General Meeting so resolves. The Annual General Meeting may resolve a non-cash distribution instead of, or in addition to, a cash dividend. However, Deutsche Bank AG is not legally required to distribute its balance sheet profit to its shareholders to the extent that it has issued participatory rights
(Genussrechte) or granted a silent participation (stille Beteiligung) that accord their holders the right to a portion of
Deutsche Bank AG’s distributable profit.
Deutsche Bank AG declares dividends by resolution of the Annual General Meeting and pays them (if any) once a year.
Dividends approved at a General Meeting are payable on the third business day after that meeting, unless a later date has been determined at that meeting or by the Articles of Association. In accordance with the German Stock Corporation Act, the relevant date for determining which holders of Deutsche Bank AG’s ordinary shares are entitled to the payment of dividends, if any, or other distributions whether cash, stock or property, is the date of the General Meeting at which such dividends or other distributions are declared.
Dividend Payment and Distribution
Shareholders registered with the bank’s New York transfer agent are entitled to elect whether to receive dividend payments in euros or U.S. dollars. For those shareholders, unless instructed otherwise, the bank will convert all cash dividends and other cash distributions with respect to ordinary shares into U.S. dollars prior to payment to the shareholder. The amount distributed will be reduced by any amounts the bank or its New York transfer agent are required to withhold for taxes or other governmental charges. If the bank’s New York transfer agent determines, following consultation with the bank, that in its judgment any foreign currency it receives is not convertible or distributable, the bank’s
New York transfer agent may distribute the foreign currency (or a document evidencing the right to receive such currency) or, in its discretion, hold the foreign currency for the account of the shareholder to receive the same.
If any of the bank’s distributions consists of a dividend of the bank’s shares, Computershare Deutschland GmbH &
Co. KG, and the bank’s New York transfer agent (with respect to shares individually certificated) or the custodian bank with which shareholders have deposited their shares (with respect to shares in global form) will distribute the shares to the shareholders in proportion to their existing shareholdings. Rather than distribute fractional shares,
Computershare Deutschland GmbH & Co. KG, the bank’s New York transfer agent or the custodian bank will sell all such fractional shares and distribute the net proceeds to shareholders.
Computershare Deutschland GmbH & Co. KG and the bank’s New York transfer agent (with respect to shares individually certificated) or the custodian bank with which shareholders have deposited their shares (with respect to shares in global form) will also distribute all distributions (other than cash and the bank’s shares or rights) to shareholders in proportion to their shareholdings. In the event that Computershare Deutschland GmbH & Co. KG, the bank’s New York transfer agent or the custodian bank determine that the distribution cannot be made proportionately among shareholders or that it is impossible to make the distribution, they may adopt any method that they consider fair and practicable to effect the distribution. Such methods may include the public or private sale of all or a portion of the securities or property and the distribution of the proceeds. Computershare Deutschland
GmbH & Co. KG, the bank’s New York transfer agent or the custodian bank must consult with the bank before adopting any alternative method of distribution.
Depending on whether shares are individually certificated or in global form, we, Computershare Deutschland GmbH
& Co. KG, the bank’s New York transfer agent or the custodian bank with which shareholders have deposited their shares will determine whether or not any distribution (including cash, shares, rights or property) is subject to tax or governmental charges. In the case of a cash distribution, the bank may use all or part of the cash to pay any such tax or governmental charge. In the case of other distributions, the bank, Computershare Deutschland GmbH & Co. KG, the bank’s New York transfer agent or the custodian bank may dispose of all or part of the property to be distributed by public or private sale, in order to pay the tax or governmental charge. In all cases, shareholders will receive any net proceeds of any sale or the balance of the cash or property after the deduction for taxes or governmental charges in proportion to their shareholdings.

Voting Rights and Shareholders' Meetings
Each of the bank’s shares entitles its registered holder to one vote at Deutsche Bank’s General Meeting. The Annual General
Meeting takes place within the first eight months of the fiscal year. Pursuant to the Articles of Association, Deutsche Bank may hold the meeting in Frankfurt am Main, Düsseldorf or any other German city with over 250,000 inhabitants. Unless a shorter period is permitted by law, the Group must give the notice convening the General Meeting at least 30 days before the last day on which shareholders can register their attendance of the General Meeting (which is the sixth day immediately preceding that General Meeting). Shorter periods apply if the General Meeting is called to adopt a resolution on a capital increase in the context of early intervention measures pursuant to the Act on the Recovery and Resolution of Institutions
and Financial Groups (Gesetz zur Sanierung und Abwicklung von Instituten und Finanzgruppen).
The Management Board or the Supervisory Board may also call an extraordinary General Meeting. Shareholders holding in aggregate at least 5% of the nominal value of Deutsche Bank’s share capital may also request that such a meeting be called.
The bank’s Articles of Association authorize the Management Board, with the consent of the Supervisory Board, to hold any
General Meeting taking place on or before August 31, 2027 in virtual form without physical attendance of the shareholders or their authorized representatives.
According to the Articles of Association, Deutsche Bank’s shares are issued in the form of registered shares. For purposes of registration in the share register, all shareholders are required to notify the bank of the number of shares they hold and, in the case of natural persons, of their surname, first name, address and date of birth and, in the case of legal persons, of their registered name, business address and registered domicile, and in both cases should add an electronic address. Both being registered in the bank’s share register and the timely registration for attendance at the General Meeting constitute prerequisite conditions for any shareholder’s attendance and exercise of voting rights at the General Meeting. Shareholders may register their attendance of a General Meeting with Deutsche Bank as further described in the invitation) by written notice or electronically, and no later than the sixth day immediately preceding the date of that General Meeting. Any shareholders who have failed to comply with certain notification requirements summarized under “Notification
Requirements” below are precluded from exercising any rights attached to their shares, including voting rights.
Under German law, upon the bank’s request a registered shareholder must inform the bank whether that shareholder owns the shares registered in its name or whether that shareholder holds the shares for any other person as a nominee shareholder. Both the nominee shareholder and the person for whom the shares are held have an obligation to provide the same personal data as required for registration in the share register with respect to the person for whom the shares are held.
Shareholders may appoint proxies to represent them at General Meetings. As a matter of German law, a proxy relating to voting rights granted by shares may be revoked at any time.
As a foreign private issuer, Deutsche Bank is not required to file a proxy statement under U.S. securities law. The proxy voting process for the bank’s shareholders in the United States is substantially similar to the process for publicly held companies incorporated in the United States.
The Annual General Meeting normally adopts resolutions on the following matters:
–Appropriation of distributable balance sheet profits (Bilanzgewinn) from the preceding fiscal year;
–Formal ratification of the acts (Entlastung) of the members of the Management Board and the members of the
Supervisory Board in the preceding fiscal year; and
–Appointment of independent auditors for the current fiscal year.
A simple majority of votes cast is generally sufficient to approve a measure, except in cases where a greater majority is otherwise required by the bank’s Articles of Association or by law. Under the German Stock Corporation Act and the
German Transformation Act (Umwandlungsgesetz), certain resolutions of fundamental importance require a majority of at least 75% of the share capital represented at the General Meeting adopting the resolution, in addition to a majority of the votes cast. Such resolutions include the following matters, among others:
–Amendments to the Articles of Association changing the Group’s business objectives
–Capital increases that exclude pre-emptive rights
–Capital reductions
–Creation of authorized or conditional capital
–Deutsche Bank’s dissolution
–“Transformations” under the German Transformation Act such as mergers, spin-offs and changes in the bank’s legal form
–Transfer of all the bank’s assets and
–Intercompany agreements (in particular, domination and profit-transfer agreements).

Under certain circumstances, such as when a resolution violates the Articles of Association or the German Stock
Corporation Act, shareholders may file a shareholder action with the appropriate Regional Court (Landgericht) in
Germany to set aside resolutions adopted at the General Meeting.
Under German law, the rights of shareholders as a group can be changed by amendment of the company's articles of association. Any amendment of the Articles of Association requires a resolution of the General Meeting. The authority to amend the Articles of Association, insofar as such amendments merely relate to the wording, such as changes of the share capital as a result of the issuance of shares from authorized capital, has been assigned to the Supervisory Board by the Articles of Association. Pursuant to the Articles of Association, the resolutions of the General Meeting are taken by a simple majority of votes and, insofar as a majority of capital stock is required, by a simple majority of capital stock, except where law or the Articles of Association determine otherwise. The rights of individual shareholders can only be changed with their consent. Amendments to the Articles of Association become effective upon their registration in the
Commercial Register.
Liquidation Rights
The German Stock Corporation Act requires that if the bank is liquidated, any liquidation proceeds remaining after the payment of all the bank’s liabilities will be distributed to the bank’s shareholders in proportion to their shareholdings.
Changes to the Rights of Shareholders
Under German law, the rights of shareholders as a group can be changed by amendment of the company’s Articles of
Association. Any amendment of the bank’s Articles of Association requires a resolution of the General Meeting. The authority to amend the bank’s Articles of Association, insofar as such amendments merely relate to the wording, such as changes of the share capital as a result of the issuance of shares from authorized capital, has been assigned to the bank’s
Supervisory Board by the bank’s Articles of Association. Pursuant to the bank’s Articles of Association, the resolutions of the
General Meeting are taken by a simple majority of votes and, insofar as a majority of capital stock is required, by a simple majority of capital stock, except where law or the bank’s Articles of Association determine otherwise. The rights of individual shareholders can only be changed with their consent. Amendments to the Articles of Association become effective upon their registration in the Commercial Register.
Tradable Subscription Rights
Deutsche Bank may determine that the statutory subscription rights to subscribe for its Ordinary Shares that its shareholders receive when the bank conducts a capital increase for which these rights are not excluded will be traded on a stock exchange. For example, on March 20, 2017, the bank’s shareholders received one tradable right per ordinary share, pursuant to a prospectus supplement dated March 20, 2017. The period within which these rights could be exercised expired on April 6, 2017.
The applicable prospectus supplement will describe the specific terms of any such subscription rights offering, including, as applicable:
–the title of the subscription rights;
–the exercise price for the subscription rights;
–the aggregate number of subscription rights issued;
–a discussion of the material U.S. federal, German or other income tax considerations, as well as considerations under the U.S. Employee Retirement Income Security Act of 1974, or “ERISA,” applicable to the issuance of ordinary shares together with statutory subscription rights or exercise of the subscription rights;
–any other terms of the subscription rights, including terms, procedures and limitations relating to the exercise of the subscription rights;
–the terms of the ordinary shares corresponding to the subscription rights;
–information regarding the trading of subscription rights, including the stock exchanges, if any, on which the subscription rights will be tradable;
–the record date, if any, to determine who is entitled to the subscription rights and the ex-rights date;
–the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;
–the extent to which the offering includes a contractual over-subscription privilege with respect to unsubscribed securities; and
–the material terms of any standby underwriting arrangement the bank enters into in connection with the offering.

Each subscription right will entitle its holder to subscribe for a number of the bank’s Ordinary Shares at an exercise price described in the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void. Upon receipt of payment and, if applicable, the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the prospectus supplement, the bank will, as soon as practicable, forward Ordinary Shares that can be subscribed for with that exercise.
The prospectus supplement may offer more details on how to exercise the subscription rights.
If the bank determines to make appropriate arrangements for rights trading, persons other than the bank’s shareholders can acquire rights as described in the prospectus supplement. In the event subscription rights are offered only to the bank’s shareholders and their rights remain unexercised, the bank may determine to offer the unsubscribed offered securities to persons other than the bank’s shareholders. In addition, the bank may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter or underwriters, as the case may be, will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.
Notification Requirements
Disclosure of Interests in a Listed Stock Corporation
Disclosure Obligations under the German Securities Trading Act
Deutsche Bank AG, as a listed company, and its shareholders are subject to the shareholding disclosure obligations under the German Securities Trading Act (Wertpapierhandelsgesetz). Pursuant to the German Securities Trading Act, any
shareholder whose voting interest in a listed company like Deutsche Bank AG, through acquisition, sale or by other means, reaches, exceeds or falls below a 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% or 75% threshold must notify the bank and the
BaFin of its current aggregate voting interest in writing and without undue delay, but at the latest within four trading days.
In connection with this requirement, the German Securities Trading Act contains various provisions regarding the attribution of voting rights to the person who actually controls the voting rights attached to the shares.
Furthermore, the voting rights attached to a third party’s shares are attributed to a shareholder if the shareholder coordinates its conduct concerning the listed company with the third party (so-called “acting in concert”) either through an agreement or other means. Acting in concert is deemed to exist if the parties coordinate their voting at the listed company’s general meeting or, outside the general meeting, coordinate their actions with the goal of significantly and permanently modifying the listed company’s corporate strategy. Each party’s voting rights are attributed to each of the other parties acting in concert.
Shareholders failing to comply with their notification obligations are prevented from exercising any rights attached to their shares (including voting rights and the right to receive dividends) until they have complied with the notification requirements. If the failure to comply with the notification obligations specifically relates to the size of the voting interest in
Deutsche Bank AG and is the result of willful or grossly negligent conduct, the suspension of shareholder rights is – subject to certain exceptions in case of an incorrect notification deviating no more than 10% from the actual percentage of voting rights – extended by a six-month period commencing upon the submission of the required notification.
Except for the 3% threshold, similar notification obligations exist for reaching, exceeding or falling below the thresholds described above when a person holds, directly or indirectly, certain instruments other than shares. This applies to instruments which grant upon maturity an unconditional right to acquire existing voting shares of Deutsche Bank AG, a discretionary right to acquire such shares, as well as to instruments that refer to such shares and have an economic effect similar to that of the aforementioned instruments, irrespective of whether such instruments are physically or cash-settled.
These instruments include, for example, transferable securities, options, futures contracts and swaps. Voting rights to be attributed to a person based on any such instrument will generally be aggregated with the person’s other voting rights deriving from shares or other instruments.
Notice must be given without undue delay, but within four trading days at the latest. The notice period commences as soon as the person obliged to notify knows, or, under the circumstances should know, that his or her voting rights reach, exceed or fall below any of the abovementioned relevant thresholds, but in any event no later than two trading days after reaching, exceeding or falling below the threshold. Only in case that the voting rights reach, exceed or fall below any of the thresholds as a result of an event affecting all voting rights, the notice period might commence at a later stage. Deutsche
Bank AG must publish the foregoing notifications without undue delay, but no later than within three trading days after their receipt, and report such publication to the BaFin. Furthermore, Deutsche Bank AG must publish a notification in case of any increase or decrease of the total number of voting rights without undue delay, but within two trading days at the latest, and such notification must be reported to the BaFin and forwarded to the German Company Register
(Unternehmensregister). An exception applies where the increase of the total number of voting rights is due to the issue of new shares from conditional capital. In this case, Deutsche Bank AG must publish the increase at the end of the month in which it occurred. However, such increase must also be notified without undue delay, but within two trading days at the latest, where any other increase or decrease of the total number of voting rights triggers the aforementioned notification requirement.
Non-compliance with the disclosure requirements regarding shareholdings and holdings of other instruments may result in a significant fine imposed by the BaFin. In addition, the BaFin publishes, on its website, sanctions imposed, and measures taken indicating the person or entity responsible and the nature of the breach (so-called “naming and shaming”).
Shareholders whose voting rights reach or exceed thresholds of 10% of the voting rights in a listed company, or higher thresholds, are obliged to inform the company within 20 trading days of the purpose of their investment and the origin of the funds used for such investment, unless the articles of association of the listed company provide otherwise. The bank’s
Articles of Association do not contain such a provision.
Disclosure Obligations under the German Securities Acquisition and Takeover Act
Pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), any person whose voting interest reaches or exceeds 30% of the voting shares of a listed stock corporation must, within seven working days, publish this fact (including the percentage of its voting rights) on the Internet and by means of an electronically operated financial information dissemination system. In addition, the person must subsequently make a mandatory public tender offer within four weeks to all shareholders of the listed company unless an exemption has been granted. The German Securities Acquisition and Takeover Act contains a number of provisions intended to ensure that shareholdings are attributed to those persons who actually control the voting rights attached to the shares. The provisions regarding coordinated conduct as part of the German Securities Acquisition and Takeover Act (so-called “acting in concert”)
and the rules on the attribution of voting rights attached to shares of third parties are the same as the statutory securities trading provisions described above under “Disclosure Obligations under the German Securities Trading Act” except with respect to voting rights of shares underlying instruments whose holders are vested with the right to unilaterally acquire existing voting shares of the listed company or voting rights which may be acquired on the basis of instruments with similar economic effect. If a shareholder fails to provide notice on reaching or exceeding the 30% threshold, or fails to make a public tender offer, the shareholder will be precluded from exercising any rights associated with its shares
(including voting and dividend rights) until it has complied with the requirements under the German Securities
Acquisition and Takeover Act. In addition, non-compliance with the disclosure requirement may result in a fine.
Disclosure of Participations in a Credit Institution
The German Banking Act (Kreditwesengesetz) requires any person intending to acquire, alone or acting in concert with another person, directly or indirectly, a qualifying holding (bedeutende Beteiligung) in a credit or financial services institution to notify the BaFin and the Bundesbank without undue delay and in writing of the intended acquisition. A qualifying holding is a direct or indirect holding in an undertaking which represents 10% or more of the capital or voting rights or which makes it possible to exercise a significant influence over the management of such undertaking. The required notice must contain information demonstrating, among other things, the reliability of the person or, in the case of a corporation or other legal entity, the reliability of its directors and officers.
A person holding a qualifying holding shall also notify the BaFin and the Bundesbank without undue delay and in writing if they intend to increase the amount of the qualifying holding up to or beyond the thresholds of 20%, 30% or 50%
of the voting rights or capital or in such way that the institution comes under such person’s control or if such person intends to reduce the participation below 10% or below one of the other thresholds described above.
The BaFin will have to confirm the receipt of a complete notification within two working days in writing to the proposed acquirer. Within a period of 60 working days from the BaFin’s written confirmation that a complete notification has been received (assessment period), the BaFin will review and, in accordance with Council Regulation (EU) No 1024/2013 of
October 15, 2013 conferring specific tasks on the European Central Bank concerning policies relating to the prudential supervision of credit institutions, forward the notification and a proposal for a decision whether or not to object to the acquisition to the ECB. The ECB will decide whether or not to object to the acquisition on the basis of the applicable assessment criteria. Within the assessment period the ECB may prohibit the intended acquisition in particular if there appears to be reason to assume that the acquirer or its directors and officers are not reliable or that the acquirer is not financially sound, that the participation would impair the effective supervision of the relevant credit institution, that a prospective managing director (Geschäftsleiter) is not reliable or not qualified, that money laundering or financing of terrorism has occurred or been attempted in connection with the intended acquisition, or that there would be an increased risk of such illegal acts as a result of the intended acquisition. During the assessment period the BaFin may request further information necessary for its or the ECB’s assessment. Generally, such a request delays the expiration of the assessment period by up to 30 business days. If the information submitted is incomplete or incorrect the ECB may prohibit the intended acquisition.

If a person acquires a qualifying holding despite such prohibition or without making the required notification, the competent authority may prohibit the person from exercising the voting rights attached to the shares. In addition, non-
compliance with the disclosure requirement may result in the imposition of a fine in accordance with statutory provisions.
Moreover, the competent authority may order that any disposition of the shares requires its approval and may ultimately appoint a trustee to exercise the voting rights attached to the shares or to sell the shares to the extent they constitute a qualifying holding.
Disclosure of Participations in Regulated Subsidiaries
The acquisition of shares in Deutsche Bank AG may trigger an obligation to notify certain national competent authorities in charge of the supervision of regulated subsidiaries of Deutsche Bank AG, provided that such acquisition of shares is treated as an indirect acquisition of a stake in the relevant subsidiaries and the applicable threshold under local law is reached or exceeded. This applies in particular to subsidiaries in a member state of the European Economic Area for which the CRR sets forth a threshold of 10%. Other jurisdictions may apply lower thresholds. For example, because the bank controls Deutsche Bank (Malaysia) Berhad, Section 87(1) of the Malaysian Financial Services Act 2013 requires approval of Bank Negara Malaysia (the Malaysian central bank) of any acquisition of 5% or more of the bank’s ordinary shares. Also, because Deutsche Bank controls bank subsidiaries in the United States, including Deutsche Bank Trust Company
Americas, and has securities registered under the U.S. Securities Exchange Act of 1934, the U.S. Change in Bank
Control Act requires that any person or any persons acting in concert may acquire control of 10% or more of the bank’s ordinary shares only subject to the approval of the Federal Reserve Board and other U.S. regulators.
Review by the German Federal Ministry of Economic Affairs and Energy of Acquisition of 10% of voting rights or more
Pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz) and the German Foreign Trade Regulation
(Außenwirtschaftsverordnung), acquisitions may be reviewed by the German Federal Ministry of Economic Affairs and
Energy (the “Ministry”) where the initial direct or indirect acquisition of voting rights in a German company by investors from outside the European Union (EU) and the European Free Trade Association (Iceland, Lichtenstein, Norway and
Switzerland) exceed 10%, 20% or 25%, or where voting rights in a German company by investors outside the EU or
European Free Trade Association exceed 20%, 25%, 40%, 50% or 75% through direct or indirect subsequent acquisitions.
Both the thresholds for the applicable initial voting rights (10%, 20% or 25%) and whether a filing obligation exists or not, depend on the industry sector the target company is active in. The Ministry must be notified in writing regarding the conclusion of a contract where the direct or indirect acquisition by an investor from outside the European Union and the
European Free Trade Association is 10% or 20% (or where the direct or indirect subsequent acquisitions exceeding 20%,
25%, 40%, 50% or 75% of the voting rights) of the voting rights in a German company which operates certain critical infrastructure (including inter alia certain services in the financial sector) or operates in other certain sensitive sectors
(including inter alia certain technologies, IT, telecommunication, healthcare or the media). The Ministry must also be notified in writing regarding the conclusion of a contract where there is a direct or indirect acquisition by an investor from outside Germany of 10% or more of the voting rights in a German company operating in the defense or cryptology sectors (or where the direct or indirect subsequent acquisitions exceeds 20%, 25%, 40%, 50% or 75% of the voting rights). If
Deutsche Bank is considered to be a company which operates in any such critical infrastructure or sensitive sector, the
Ministry would need to be notified of an acquisition of voting rights in Deutsche Bank that meets the abovementioned thresholds. Pending clearance by the Ministry, an acquisition subject to this notification requirement must not be consummated without clearance and its implementation would be legally void, unless the acquisition is made via a stock exchange in which case the acquisition of voting rights becomes legally effective but the voting rights must not be exercised pending clearance.
Consummating such an acquisition without clearance may also result in administrative fines of up to € 500,000 (acting negligently) or up to five years imprisonment or monetary fines (acting willfully). The acquirer may seek voluntary pre-
clearance of a proposed acquisition from the Ministry that is not subject to a mandatory filing. The Ministry may impose conditions on the acquisition, prohibit the acquisition, or require that it is unwound, if the Ministry determines that the acquisition will likely affect the public order or public security of Germany or another EU member state, or in relation to certain projects or programs of interest for the European Union pursuant to the EU-Screening regulation, or likely affects the essential security interests of Germany. The Ministry’s decision to review an acquisition must be made within two months following the Ministry’s knowledge of the conclusion of the acquisition contract, of the publication of the decision to launch a take-over bid or of the publication of the acquisition of control. The review must be completed within four months following receipt of the complete set of acquisition documents and any additional information requested by the
Ministry. The Ministry can extend its review period up to an additional four months. A review is precluded if more than five years have passed since the acquisition.

B.Series A Global Notes – DB Gold Linked Exchange Traded Notes
Terms defined within this subsection entitled “Series A Global Notes – DB Gold Linked Exchange Traded Notes” are
defined only with respect to this subsection. Certain terms, unless otherwise defined herein, have the meaning given to them in the relevant indenture and/or supplemental indenture (as applicable).
General
Deutsche Bank AG, London Branch (“Deutsche Bank”, or “the bank”) offered three separate Exchange Traded Notes (the
“Debt Securities”) pursuant to a pricing supplement dated February 27, 2008, a prospectus supplement dated November 13,
2006, and a prospectus dated October 10, 2006. The Debt Securities were issued pursuant to a senior indenture (the “Base
Indenture”), dated as of November 22, 2006, as supplemented by a third supplemental indenture dated January 1, 2016 (the
“Third Supplemental Senior Indenture”), and a fourth supplemental indenture dated as of March 15, 2016 (the “Fourth
Supplemental Senior Indenture”, together with the Base Indenture and the Third Supplemental Senior Indenture, the
“Indenture”) among Deutsche Bank Aktiengesellschaft, Law Debenture Trust Company of New York (succeeded by
Delaware Trust Company on December 15, 2016), as trustee, and Deutsche Bank Trust Company Americas, as paying agent, issuing agent and registrar (the “Indenture”). The following Debt Securities are admitted to trade on the NYSE Arca:
–DB Gold Double Short Exchange Traded Notes due February 15, 2038 (“Gold Double Short ETNs”) (Trading Symbol:
“DZZ”)
–DB Gold Double Long Exchange Traded Notes due February 15, 2038 (“Gold Double Long ETNs”) (Trading Symbol:
“DGP”)
–DB Gold Short Exchange Traded Notes due February 15, 2038 (“Gold Short ETNs”) (Trading Symbol: “DGZ”)
The Gold Double Short ETNs include additional securities of the same series offered in offerings made around November
10, 2010 and August 26, 2011. The Gold Double Long ETNs include additional securities of the same series offered in an offering made around October 9, 2008.
The Debt Securities do not guarantee any return of principal at maturity and do not pay any interest during their term. Any payment at maturity or upon a repurchase at the investor’s option is subject to the bank’s ability to pay its obligations as they become due.
For each Debt Security, investors will receive a cash payment at maturity or upon repurchase by the bank, if any, linked to the month-over-month performance of the Deutsche Bank Liquid Commodity Index – Optimum Yield GoldTM (the “Index”),
less an investor fee. The return on the Index is derived by combining the returns on two component indices: the DB 3-
Month T-Bill Index and the Deutsche Bank Liquid Commodity Index – Optimum Yield GoldTM Excess Return (the “gold index”).
The Gold Double Short ETNs and Gold Short ETNs offer investors short, or inverse, exposure to the gold index, meaning the value of the Gold Double Short ETNs and the Gold Short ETNs will increase with monthly depreciations and decrease with monthly appreciations of the gold index. Gold Double Long ETNs offer investors long exposure to the gold index, meaning the value of the Gold Double Long ETNs will increase with monthly appreciations and decrease with monthly depreciations in the gold index. In addition, Gold Double Short ETNs and Gold Double Long ETNs are two-times leveraged with respect to the gold index and, as a result, will benefit from two times any beneficial monthly performance, but will be exposed to two times any adverse monthly performance, of the gold index. The TBill index and the gold index are each referred to as a “sub-index” and together as
“sub- indices.”
The Debt Securities and the Indenture are governed by, and construed in accordance with, the laws of the State of New
York.
Trustee and Paying Agent Information
The trustee for the Debt Securities is Delaware Trust Company (the “trustee”). The contact information for the trustee is as follows: Delaware Trust Company, Attn: Corporate Trust Administration, Delaware Trust Company, 251 Little Falls
Drive, Wilmington, DE 19808.
Deutsche Bank Trust Company Americas (“DBTCA”) acts as paying agent, issuing agent and registrar for the Debt
Securities. DBTCA is a wholly owned subsidiary of Deutsche Bank and its contact information is as follows: Deutsche Bank
Trust Company Americas, Global Securities Services, Global Transaction Banking, 1 Columbus Circle, 17th Floor, Mail
Stop: NYC01-1701, New York, New York 10019-8735.

Payment at Maturity
A Holder of the Debt Securities (a “Holder”) who holds the Debt Securities to maturity, subject to the bank’s credit, will receive a payment per security, if any, that will depend on the month-over-month performance of the Index as reflected in the current principal amount and index factor for the particular offering of Debt Securities, reduced by the investor fee.
If the repurchase value on any trading day equals zero for a particular offering of Debt Securities, those Debt Securities will be automatically accelerated on that day for an amount equal to the zero repurchase value and the Holders will not receive any payment in respect of their investment.
At maturity, the payment per security, if any, will be calculated as:
Current principal amount × applicable index factor on the final valuation date × fee factor on the final valuation date where,
Current principal
= amount
For the initial calendar month, the current principal amount was equal to $25.00 per security. For each subsequent calendar month, the current principal amount will be reset as follows on the monthly reset date:
New current
principal amount
= Previous current principal amount x applicable index factor on the applicable monthly valuation date x fee factor on the applicable monthly valuation dat
Index
factor
Index factor for Gold Double Short ETNs:
= 1 + TBill index return – (2 × gold index return)
Index factor for Gold Double Long ETNs:
= 1 + TBill index return + (2 x gold index
return) Index factor for Gold Short ETNs:
= 1 + TBill index return – gold index return
where,
Gold        =
index retum
(Gold index closing level – gold index monthly initial level) / Gold index monthly initial level
TBillindex = (TBill index closing level – TBill index monthly initial level) / TBill index monthly initial level return
Fee factor = On any given day, the fee factor is calculated as follows:
1 – (investor fee x day count fraction)
where,
Investor fee = 0.75% per annum
Day
count
fraction
= For each calendar month, the day count fraction will equal a fraction, the numerator of which is the number of days elapsed from and including the monthly reset date (or the inception date in the case of the initial calendar month) to and including the immediately following monthly valuation date (or the trading day, valuation date or final valuation date, as applicable) and the denominator of which is 365.

For the initial calendar month, the gold index monthly initial level was equal to 98.05, the gold index closing level on the inception date. For each subsequent calendar month, the gold index monthly initial level is equal to the gold index closing level as of the opening of trading on the monthly reset date for that calendar month.
The gold index closing level is equal the closing level of the gold index as reported on Bloomberg page “DGLDIX
<Index>”, subject to the occurrence of a market disruption event as described under “—Market Disruption Events”; provided that on any calendar day which is not a day on which the closing level of the gold index is published, the gold index closing level will equal such level on the immediately preceding trading day.
For the initial calendar month, the TBill index monthly initial level was equal to 233.8312, the TBill index closing level on the inception date. For each subsequent calendar month, the TBill index monthly initial level will equal the TBill index closing level as of the opening of trading on the monthly reset date for that calendar month.
The TBill index closing level will equal the closing level of the TBill index as reported on Bloomberg page
“DBTRBL3M<Index>”, subject to the occurrence of a market disruption event as described under “—Market Disruption
Events”.
The inception date is February 27, 2008.
The monthly reset date, for each calendar month, is the first calendar day of that month beginning on April 1, 2008 and ending on February 1, 2038.
The monthly valuation date, for each monthly reset date, is the last calendar day of the previous calendar month beginning on March 31, 2008 and ending on January 31, 2038.
The final valuation date is February 10, 2038.
The maturity date is February 15, 2038, subject to postponement in the event of a market disruption event as described under “—Market Disruption Events.”
The record date for the payment at maturity will be the final valuation date, whether or not that day is a business day.
A trading day is a day on which (i) the values of the sub-indices are published by the bank, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the gold index are traded, in each case as determined by the bank, as calculation agent, in its sole discretion.
A business day is a Monday, Tuesday, Wednesday, Thursday or Friday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.
Payment Upon Repurchase
Prior to maturity, a Holder may, subject to certain restrictions, offer for repurchase by the bank a minimum of
200,000 Debt Securities (or an integral multiple of 50,000 Debt Securities in excess thereof) from a single offering, except that, on the 15th calendar day of each month (or, if such 15th calendar day is not a Trading Day, the Trading Day immediately thereafter) a Holder of the Debt Securities may offer a minimum of 100 Debt Securities (or an integral multiple of 100 Debt Securities in excess thereof), to the bank for repurchase. The minimum number of Debt Securities a
Holder may offer to the bank for repurchase and the minimum number of Debt Securities in excess thereof are referred to herein as the “Minimum Repurchase Amount” and the “Minimum Increment,” respectively. At any time, however, the bank shall have the sole discretion to reduce the then-current Minimum Repurchase Amount and Minimum Increment for any period of time. Any such reduction shall be applied on a consistent basis for all Holders of the Debt Securities at the time the reduction becomes effective. If a Holder complies with the repurchase procedures described below, the bank will be obligated to repurchase its Debt Securities, and on the applicable repurchase date, the Holder will receive in exchange for those Debt Securities it has selected for repurchase a cash payment per security equal to the repurchase value on the applicable trading day on which the Holder delivers an effective notice by 10 a.m. offering its Debt Securities for repurchase by the bank (a “valuation date”).

On any trading day, the repurchase value will equal:
Current principal amount x applicable index factor on the trading day x fee factor on the trading day
In the event that the bank’s payment upon repurchase is deferred beyond the original repurchase date, no interest or other amount will accrue or be payable with respect to that deferred payment.
The Debt Securities are not redeemable at the bank’s option but may be accelerated if the repurchase value equals zero.
Acceleration
Acceleration Upon Zero Repurchase Value
If the repurchase value on any trading day equals zero for a particular offering of Debt Securities, those Debt Securities will be automatically accelerated on that day for an amount equal to the zero repurchase value and the Holders will not receive any payment in respect of their investment. On each trading day (as defined below), the repurchase value will be equal to
Current principal amount x applicable index factor on the trading day x fee factor on the trading day.
Default Amount on Event of Default Acceleration
If an event of default occurs and the maturity of the Debt Securities is accelerated, the bank will pay the default amount in respect of each security at maturity.
For the purpose of determining whether the Holders of the Debt Securities are entitled to take any action under the
Indenture, the bank will treat the initial principal amount of each security outstanding as the principal amount of that security.
Default Amount
If a Holder of a security accelerates the maturity of the security upon an event of default, the amount payable upon acceleration will be the repurchase value determined by the calculation agent on the next trading day.
Market Disruption Events
A disrupted day is any trading day on which a market disruption event occurs or is continuing.
If any monthly valuation date, valuation date or the final valuation date (each, a “reference date”) is a disrupted day with respect to a sub-index, the closing level of such sub-index on the next succeeding trading day that is not a disrupted day will be deemed to be the closing level of such sub-index for such reference date; provided that if the ten successive trading days immediately following such reference date are all disrupted days, the calculation agent will determine, in its sole discretion, the closing level of such sub-index for such reference date on the tenth trading day immediately following such reference date, notwithstanding that such tenth trading day is a disrupted day.
If any valuation date or the final valuation date is a disrupted day with respect to either or both sub-indices and the date as of which the calculation agent determines the closing levels of both sub-indices falls less than three business days prior to the scheduled repurchase date corresponding to such valuation date or the maturity date, as applicable, such scheduled repurchase date or the maturity date, as applicable, will be postponed to the third business day following the date as of which the calculation agent has determined the closing levels of both sub-indices for such valuation date or the final valuation date, as applicable.
Any of the following will be a market disruption event:
–a material limitation, suspension or disruption in the trading of the underlying gold futures contract which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);
–the daily contract reference price for the underlying gold futures contract is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;
–failure by the index sponsor to publish the closing value of the gold index or of the applicable trading facility or other price source to announce or publish the daily contract reference price for the underlying gold futures contract;

–any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the bank’s ability or the ability of any of the bank’s affiliates to unwind all or a material portion of a hedge with respect to the securities that the bank or its affiliates have effected or may effect.
The following events will not be market disruption events:
–a limitation on the hours or number of days of trading on a trading facility on which the underlying gold futures contract is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
–a decision by a trading facility to permanently discontinue trading in the underlying gold futures contract.
Discontinuance or Modification of the Index
If the index sponsor discontinues compilation or publication of a sub-index and the index sponsor or any other person or entity
(including the bank) calculates and publishes an index that the calculation agent determines is comparable to such discontinued sub-index and approves as a successor index, then the calculation agent will determine the level of the
Index on any relevant date and the amount payable at maturity or upon repurchase by the bank by reference to such successor sub-index for the period following the discontinuation of the sub-index.
If the calculation agent determines that the publication of a sub-index is discontinued and that there is no applicable successor index, or that the closing level of the sub-index is not available for any reason other than a market disruption event, on the date on which the level of the sub-index is required to be determined, or if for any other reason (excluding a market disruption event) the sub-index is not available to the bank or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such sub-index.
If the calculation agent determines that either or both sub-indices, the components underlying either or both sub-indices (the
“index components”) or the method of calculating either or both sub-indices has been changed at any time in any respect
– including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason – then the calculation agent will be permitted (but not required) to make such adjustments to such sub- index or method of calculating such sub-index as it believes are appropriate to ensure that the level of such sub-index used to determine the amount payable on the maturity date or upon repurchase by the bank is equitable.
All determinations and adjustments to be made by the calculation agent with respect to the level of the sub-indices and the amount payable at maturity or upon repurchase by the bank or otherwise relating to the level of the sub-indices may be made in the calculation agent’s sole discretion.
Further Issuances
The Indenture does not limit the amount of additional indebtedness that the bank may incur. The bank may, from time to time, without the Holder’s consent, create and issue additional securities having the same terms and conditions as the Debt
Securities. Such additional securities will be fungible with the outstanding Debt Securities.
However, the bank is under no obligation to sell additional securities at any time, and if the bank does sell additional securities, the bank may limit such sales and stop selling additional securities at any time. Furthermore, unless the bank indicates otherwise, if the bank suspends selling additional securities, the bank reserves the right to resume selling additional securities at any time.

Event of Default
The Indenture provides Holders with remedies if the bank fails to perform specific obligations, such as making payments on the debt securities, or if the bank becomes bankrupt. Holders should review these provisions and understand which of the bank’s actions trigger an event of default and which actions do not. The Indenture permits the issuance of Debt
Securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series- by-
series basis.
An event of default is any one or more of the following events (each an “event of default”) having occurred and be continuing:
–default is made in the payment of principal, interest or premium in respect of such series of Debt Securities for 30 days;
–the bank fails to perform or observe any of its other obligations under the Debt Securities and such failure has continued
for the period of 60 days following the service on the bank of notice by the trustee or Holders of 33 1/3% of such series requiring the same to be remedied, except that the failure to file with the trustee certain information required to be filed with the trustee pursuant to the Trust Indenture Act of 1939, as amended, will not constitute an event of default
(although the trustee may bring suit to enforce such filing obligation); or
–a court in Germany opens insolvency proceedings against the bank or the bank applies for or institute such proceedings or offer or make an arrangement for the benefit or its creditors generally.
Indemnification of Trustee for Actions Taken on the Holder’s Behalf
The Indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of Debt Securities issued under that Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the Indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the Holders of Debt
Securities issued under that Indenture before proceeding to exercise any right or power at the request of Holders. Subject to these provisions and some other limitations, the Holders of a majority in aggregate principal amount of each affected series of outstanding Debt Securities, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.
Limitation on Actions by the Holder as an Individual Holder
The Indenture provides that no individual Holder of Debt Securities may institute any action against the bank under the
Indenture, except actions for payment of overdue principal and interest at maturity or upon acceleration, unless the following actions have occurred:
–the Holder must have previously given written notice to the trustee of the continuing default;
–the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and
(2) offered the trustee reasonable indemnity;
–the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and
–the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, treated as one class, must not have given directions to the trustee inconsistent with those of the Holders referred to above.
The Indenture contains a covenant that the bank will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.
Ranking and Status
The securities rank on a parity with all of the bank’s other senior indebtedness and with all of the bank’s other unsecured and unsubordinated indebtedness, except for debts required to be preferred by law.

Modification of the Terms of the Securities or Rights of Holders
Modification without Consent of Holders
The bank and the trustee may enter into supplemental indentures without the consent of the Holders of Debt Securities issued under the Indenture to:
–secure any senior debt securities;
–evidence the assumption by a successor corporation of the bank’s obligations;
–add covenants for the protection of the Holders of debt securities;
–cure any ambiguity or correct any inconsistency or manifest error;
–establish the forms or terms of debt securities of any series; or
–evidence the acceptance of appointment by a successor trustee.
Modification Requiring Consent of Each Holder
The bank and the trustee may not make any of the following changes to any outstanding debt security without the consent of each Holder that would be affected by such change:
–change the final maturity of such security;
–reduce the principal amount;
–reduce the rate or change the time of payment of interest;
–reduce any amount payable on redemption;
–change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;
–modify or amend the provisions for conversion of any currency into another currency;
–reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;
–alter the terms on which Holders of the Debt Securities may convert or exchange Debt Securities for other securities of the bank’s or of other entities or for other property or the cash value of thereof, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the Debt Securities;
–alter certain provisions of the applicable indenture relating to debt securities not denominated in U.S. dollars;
–impair the right of any Holder to institute suit for the enforcement of any payment on any debt security when due;
or
–reduce the percentage of Debt Securities the consent of whose Holders is required for modification of the applicable indenture.
Modification with Consent of Holders of a Majority
The bank and the trustee may make any other change to the Indenture and to the rights of the Holders of the Debt
Securities issued thereunder, if the bank obtains the consent of the Holders of not less than a majority in aggregate principal amount of all affected series of outstanding Debt Securities issued thereunder, voting as one class.
Form, Exchange and Transfer
The denomination and face amount of each security is $ 25. The Debt Securities have been and may be issued and sold over time at prices based on the indicative value of such Debt Securities at such times, which may be significantly higher or lower than the face amount.
Certificated (i.e., definitive) notes may be registered or transferred at the office of DBTCA, as the bank’s current transfer agent for the transfer and exchange of the Debt Securities. Only the depositary will be entitled to transfer and exchange the note as described in this subsection, because it will be the only Holder of the Debt Security. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.